Exhibit 10.5

[Pursuant to Item 601(a)(5) of Regulation S-K, schedules and attachments to this exhibit have been omitted.

A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.]

MANAGEMENT SERVICES AGREEMENT

by and between

FG GROUP HOLDINGS INC.

and

STRONG GLOBAL ENTERTAINMENT, INC.

Dated as of May 18, 2023

i

ii

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of May 18, 2023, by and between FG Group Holdings Inc. (formerly Ballantyne Strong, Inc.), a Nevada corporation (“Ballantyne”) and Strong Global Entertainment, Inc., a company incorporated under the laws of the Business Corporations Act (British Columbia) (“Strong Global”) is made effective as of the date of completion of the separation transaction to be effected pursuant to: (i) the Asset Transfer Agreement (the “Master Asset Purchase Agreement”) between Strong/MDI Screen Systems Inc., a company incorporated under the laws of the Province of Quebec (“Strong/MDI Quebec”) and Strong/MDI Screen Systems, Inc., a company incorporated under the laws of the Province of British Columbia (the “New Opco”), and (ii) the other related ancillary agreements thereto, including the Asset Transfer Agreement (the ‘FG Group Holdings Asset Transfer Agreement”), between Ballantyne and Strong Technical Services, Inc. (“STS”), a Nebraska corporation (the FG Group Holdings Asset Transfer Agreement together with the other related ancillary agreements to the Master Asset Purchase Agreement, the “Ancillary Agreements”) (and such date, the “Effective Date”), is entered into by and between Ballantyne and Strong Global. “Party” or “Parties” means Ballantyne or Strong Global, individually or collectively, as the case may be.

W I T N E S E T H:

WHEREAS, the board of directors of Ballantyne have determined that it is in the best interests of Ballantyne and its stockholders to create a new publicly traded company that shall operate, directly and indirectly, the Business (as defined below), pursuant to the separation transaction referenced above (the “Separation”);

WHEREAS, in order to effectuate the Separation, Ballantyne, Strong Global, Strong/MDI Quebec, New Opco, and/or STS are entering into, the Master Asset Purchase Agreement and/or the Ancillary Agreements, as the case may be;

WHEREAS, in order to operate the Business, New OpCo will require certain services which are to be performed by Strong Global, and Strong Global has agreed to provide such services pursuant to a Services Agreement (the “Canadian Services Agreement”) between New OpCo and Strong Global, such Canadian Services Agreement being one of the Ancillary Agreements referred to above;

WHEREAS, in connection with the Separation, certain services are to continue to be provided by each Party to the other Party after the Effective Date upon the terms and conditions set forth in this Agreement;

WHEREAS, the Parties acknowledge that this Agreement, the Master Asset Purchase Agreement and the Ancillary Agreements represent the integrated agreement of the Parties, and their respective Affiliates, relating to the Separation, are being entered together, and would not have been entered independently.

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ARTICLE I

DEFINITIONS

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Section 1.01 Certain Defined Terms.

(a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Master Asset Purchase Agreement.

(b) The following capitalized terms used in this Agreement shall have the meanings set forth below:

1) “Affiliate” means when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after completion of the Separation, for purposes of this Agreement, (a) no member of the Strong Global Group shall be deemed to be an Affiliate of any member of the Ballantyne Group and (b) no member of the Ballantyne Group shall be deemed to be an Affiliate of any member of the Strong Global Group, provided however that nothing herein shall limit any Party from claiming, disclosing and/or treating the other Party as an Affiliate for Canadian and/or U.S. tax purposes (upon the knowledge and consent of the other Party).

2) “Applicable Federal Rate” means the minimum interest rate that the U.S. Internal Revenue Service (IRS) allows for private loans, as published on a monthly basis by the IRS in accordance with Section 1274(d) of the Internal Revenue Code.

3) “Ballantyne Group” means Ballantyne and each Person that is a Subsidiary of Ballantyne (other than Strong Global and any other member of the Strong Global Group).

4) Ballantyne Provider” means Ballantyne or a Provider that is a member of the Ballantyne Group.

5) “Business” means the entertainment business of Ballantyne, as conducted before completion of the Separation, as the context requires, and/or the business of Strong/MDI Quebec and STS, operating under Ballantyne before completion of the Separation, and/or the direct or indirect business of Strong Global as conducted after completion of the Separation, as the context requires, as applicable.

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6) “Change of Control” means with respect to a Party, the occurrence after the Effective Date of any of the following: (a) the sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets of such Party to a third party that is not an Affiliate of such Party prior to such transaction or the first of such related transactions; (b) the consolidation, merger or other business combination of a Party with or into any other Person, immediately following which the stockholders of the Party prior to such transaction fail to own in the aggregate the Majority Voting Power of the surviving Party in such consolidation, merger or business combination or of its ultimate publicly traded parent Person; or (c) a transaction or series of transactions in which any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) acquires the Majority Voting Power of such Party (other than in a reincorporation or similar corporate transaction in which each of such Party’s stockholders own, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such Party immediately prior to such transaction).

7) “Confidential Information” means all non-public, confidential or proprietary Information to the extent concerning a Party, its Group and/or its Subsidiaries or with respect to Strong Global, the Strong Global Business, any Strong Global assets or any Strong Global Liabilities or with respect to Ballantyne, the Ballantyne Business, any Ballantyne assets or any Ballantyne Liabilities, including any such Information that was acquired by any Party after the Effective Date in accordance with this Agreement, or that was provided to a Party by a third party in confidence, including (a) any and all technical information relating to the design, operation, development, use, hosting, marketing, distribution, provisioning, licensing out and manufacture of any Party’s product or service (including product specifications, documentation, engineering, and design; software, software as a service, firmware, computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs), programming data, databases, user manuals and training materials, and all information and documentation referred to in the same and supporting the foregoing); product or service costs, margins and pricing; as well as product or service marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to design, operation, development, use, hosting, marketing, distribution, provisioning, licensing out and manufacturing; (b) information, documents and materials relating to the Party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) pending unpublished patent applications and trade secrets; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party; except for any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Effective Date by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Time without reference to any Confidential Information. As used herein, by example and without limitation, Confidential Information shall mean any information of a Party intended or marked as confidential, proprietary and/or privileged.

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8) “Contract” means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

9) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

10) “Facilities” means those facilities, equipment and software, as applicable, (including any Additional Facilities) to be provided by each Party and its Group as identified on the schedules attached hereto as such schedules may be amended from time to time.

11) “Force Majeure” means with respect to a Party, an event beyond the reasonable control of such Party (or beyond the reasonable control of any Person acting on its behalf), including strikes, lockouts, acts of any government, embargo, acts of God, storms, floods, tsunami, riots, fires, sabotage, pandemics (including the novel coronavirus disease (“COVID-19”)), outbreaks of infectious disease or other public health crises, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure or interruption of networks or energy sources.

12) “Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

13) “Group” means either the Strong Global Group or the Ballantyne Group, as the context requires.

14) “Indemnifiable Loss” and “Indemnifiable Losses” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

15) “Information” means information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information (including prospects); technical information relating to the design, operation, development, use, hosting, marketing, distribution, provisioning, licensing out and manufacture of any Party’s or its Group’s product or service (including product specifications, documentation, engineering, and design; software, software as a service, firmware, computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs), programming data, databases, user manuals and training materials, and all information and documentation referred to in the same and supporting the foregoing); product or service costs, margins and pricing; as well as product or service marketing studies and strategies; all other methodologies, procedures, techniques and Know-How related to design, operation, development, use, hosting, marketing, distribution, provisioning, licensing out and manufacturing; communications, correspondence, materials, product or service literature, files, documents; and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information (including supplier records and lists), sales and pricing data, business plans, market evaluations, surveys, credit-related information, and other such information as may be needed for reasonable compliance with reporting, disclosure, filing or other requirements, including under applicable securities laws or regulations of securities exchanges.

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16) “Intellectual Property” means all U.S. and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How; (iv) trade secrets, and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies, excluding Patents (collectively, “Know-How”); (v) all applications and registrations for the foregoing; and (vi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

17) “Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended;

18) “IT Assets” means all software, computer systems, telecommunications equipment, databases, Internet Protocol addresses, data rights and documentation, reference, resource and training materials relating thereto, and all Contracts (including Contract rights) relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

19) “Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.

20) “Liability” or “Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

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21) “Majority Voting Power” means a majority of the voting power in the election of directors of all outstanding voting securities of the Person in question.

22) “Person” means any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

23) “Provider” means the applicable Person of a Group providing a Service, an Additional Service, Facility or Additional Facilities under this Agreement.

24) “Provider Systems” means with respect to each Service, the Information, IT Assets or Intellectual Property owned or controlled by Provider or any of its Affiliates that is required for Recipient’s use of the Services.

25) “Recipient” means the applicable Person of a Group to whom a Service, an Additional Service, Facility or Additional Facilities is being provided under this Agreement.

26) “Recipient Systems” means with respect to each Service, the Information, IT Assets or Intellectual Property owned or controlled by Recipient or any of its Affiliates that is required for Provider’s use of the Services.

27) “Service or Services” means those services (including any Additional Services) to be provided the Parties and their respective Groups as identified on the schedules attached hereto as such schedules may be amended from time to time.

28) “Strong Global Group” means (a) prior to the Separation, Strong Global and each Person that will be a Subsidiary of Strong Global as of immediately after the Separation, even if, prior to the Separation, such Person is not a Subsidiary of Strong Global; and (b) on and after the Separation, Strong Global and each Person that is a Subsidiary of Strong Global.

29) “Strong Global Provider” means Strong Global or a Provider that is a member of the Strong Global Group.

30) “Subsidiary” means with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

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31) “Tax Act” means the Income Tax Act (Canada).

Section 1.02 Interpretation; Schedules. In this Agreement: (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement; (c) article, section and schedule references are to the articles, sections and schedules to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to May 18, 2023.

ARTICLE II

SERVICES, FACILITIES AND DURATION

Section 2.01 Services; Facilities. Subject to and in accordance with the terms and conditions of this Agreement, from and after the Effective Date each Group, with such Group’s applicable Persons, each as Providers, shall provide (or cause to be provided) to the other Group, with such Group’s applicable Person, each as Recipients, its respective Services and Facilities, as applicable, as set forth on the schedules to this Agreement.

Section 2.02 Compliance with Laws. Each Party agrees to comply, and to cause its Group to comply, with all Laws applicable to the provision, receipt or use of the Services and Facilities.

Section 2.03 Duration of Services and Facilities. Subject to Section 6.01 hereof, each Provider shall provide or cause to be provided to the respective Recipient each Service or Facility until the expiration of the period set forth next to such Service or Facility on the applicable schedules hereto or, if no such period is provided with respect to a particular Service or Facility, on the second anniversary of the Effective Date (in each case, the “Term”); provided, however, to the extent that a Provider’s ability to provide a Service or Facility, as the case may be, is dependent on the Recipient’s provision of data, Services, Facilities or other resources, the Provider’s obligation to provide, or cause to be provided, such Service or Facility shall be suspended until such time as the dependencies are met or provided. Additionally, upon the expiration of any Term, such Term will renew automatically, for successive periods of one year’s duration, unless such other renewal time period is set forth on the applicable schedules hereto. During any renewal of the Term, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless modified in accordance with this Agreement.

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Section 2.04 Additional Services and Additional Facilities. If, within six (6) months after the Effective Date, either Party identifies a service or facilities, equipment or software not included on a schedule which was provided by a Provider during the twelve-month period prior to the Effective Date that a Recipient reasonably needs in order for its Business to continue to operate in substantially the same manner in which the Business operated prior to the Effective Date, then each Party shall use commercially reasonable efforts to provide, or cause to be provided (on terms to be agreed upon), such requested services (such additional services, the “Additional Services”) and/or facilities, equipment or software (the “Additional Facilities”). The Parties shall amend, in a writing signed by both Parties, the appropriate schedule to include such Additional Services or Additional Facilities (including the terms thereof and the termination date with respect thereto, which, for clarity, shall be no later than the end of the Term) and such Additional Services and Additional Facilities shall be deemed Services or Facilities, as applicable. Accordingly, the Provider requested to provide such Additional Services or Additional Facilities shall provide, or cause to be provided, such Additional Services or Additional Facilities in accordance with the terms and conditions of this Agreement.

Section 2.05 Exception to Obligation to Provide Services or Facilities. Notwithstanding anything in this Agreement to the contrary, no Provider shall be obligated to provide any Services or Facilities if the provision of such Services or Facilities would violate any Law or any currently existing Contract to which the Provider or its Group are subject; provided, however, that each Party shall comply with Section 7.02 in obtaining any consents, licenses or approvals necessary to provide such Services or Facilities.

Section 2.06 Standard of the Provision of Services or Facilities.

(a)	The provision of Services and Facilities shall be provided in a commercially reasonable manner with the nature, quality, standard of care and at levels substantially consistent with the levels at which the same or similar services or access were provided by the applicable Provider during the twelve-month period immediately preceding the Effective Date. Subject to the applicable policies of any Person in the Group, or any contractual restrictions in any Contract applicable to any Person in the Group, nothing herein shall in any way preclude a Provider, any of its Affiliates, or any Person in its respective Group, from engaging in any business activities or from performing services for its or their own account or for the account of others, including, without limitation, companies which may be in competition with the business conducted by a Recipient, any Person in its respective Group or any of its Affiliates

(b)	Each Recipient acknowledges that the applicable Provider is not in the business of providing the Services and is providing the Services to such Recipient solely for the purpose of facilitating the transactions contemplated by the Master Asset Purchase Agreement and the Ancillary Agreements and the on-going operation of the Business following the completion of the Separation. Each Provider shall act under this Agreement solely as an independent contractor and not as an agent, employee or joint venture counterparty of any Recipient. All employees and representatives providing the Services shall be under the direction, control and supervision of the applicable Provider (and not of any Recipient), and such Provider shall have the sole right to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of any Recipient.

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Section 2.07 Change in Services or Facilities.

(a)	The Provider may from time to time reasonably supplement, modify, substitute or otherwise alter the Services and Facilities provided in a manner that does not materially adversely affect the quality or availability of Services or Facilities or increase the Service Charges (as defined in Section 3.01) to the Recipient of such Services or Facilities. Subject to Section 2.07(b) and Section 2.07(c), if any such change by the Provider reasonably requires the Recipient to incur an increase in costs and expenses, to continue to receive and utilize the applicable Services or Facilities, the Provider shall be required to reimburse the Recipient for all such reasonable increases in costs and expenses; provided, however, that the Provider and the Recipient will work together in good faith and make such changes as may be reasonably necessary to minimize any such increased costs and expenses. Upon request, the Recipient shall provide the Provider with reasonable documentation, to the extent such documentation is in the Recipient’s possession or control, to support the calculation of such increase in costs and expenses.

(b)	If a change in Laws applicable to the Provider or the Recipient requires the Provider to make a change to the Services or Facilities or reasonably to incur additional costs and expenses in connection with providing such Services or Facilities, the Provider shall advise the Recipient as soon as reasonably practicable of such additional costs and expenses. Upon request, the Provider shall provide the Recipient with reasonable documentation, to the extent such documentation is in the Provider’s possession or control, to support the calculation of such additional costs and expenses. The Provider and Recipient will work together in good faith and make such changes as reasonably necessary to minimize any such additional costs and expenses. Subject to the foregoing, the Recipient shall be responsible for any and all such reasonably-incurred additional costs and expenses.

(c)	If the Provider is required to (i) increase staffing, (ii) acquire, lease or license additional facilities, equipment or software, (iii) engage in significant capital expenditures or (iv) apply for or obtain additional third party consents, licenses or approvals (other than renewals of any preexisting permits, licenses or approvals) (clauses (i) to (iv), collectively, the “Service Changes”) in order to accommodate the use or level of any Service or Facilities by the Recipient, then the Provider shall inform the Recipient in writing of the Service Change and propose a plan for implementing the Service Change, in all cases to the extent practicable, before incurring any costs or expenses resulting from such Service Change. The Parties shall negotiate in good faith and mutually agree to adjust or change the Services and/or Facilities, including the Service Charges, if necessary, before the Provider is required to undertake any Service Change. If the Parties determine that the Provider shall undertake such Service Change, then the Parties shall amend the appropriate schedule in writing to include such Service Changes, and the Service Changes shall be deemed Services or Facilities hereunder. Accordingly, the Party requested to provide such Services or Facilities as amended by the Service Changes shall provide such Services, or cause such Services to be provided, in accordance with the terms and conditions of this Agreement at the agreed upon cost.
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(d)	A Recipient may from time to time request a reduction in part of the scope or amount of any Service or Facility. If requested to do so by the Recipient, the Provider agrees to negotiate in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions. The relevant schedule shall be updated to reflect any reduced Service or Facility agreed to in writing by the Parties. In the event that any Service or Facility is so reduced other than at the end of a month, the Service Charge associated with such Service or Facility for the month in which such Service or Facility is reduced shall be pro-rated accordingly.

Section 2.08 Subcontractors. A Provider may subcontract any of the Services or portion thereof to any other Person, including any Affiliate of the Provider; provided, however, that such other Person shall be subject to service standards and confidentiality provisions reasonably equivalent to those set forth herein, and such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the Services provided by such subcontractor.

Section 2.09 Electronic Access. Each Party (the “Accessing Party”) agrees that, to the extent the other Party (the “Providing Party”) provides access to the Provider Systems or the Recipient Systems, as applicable, to the Accessing Party or the Accessing Party’s Affiliates in connection with the provision or receipt of Services hereunder, the Accessing Party shall, and shall cause its Affiliates to, use such Provider Systems or Recipient Systems, as applicable, only to the extent necessary to access such data, documents, drawings and computer software necessary to provide or receive the Services, and that such access and use shall be subject to such other restrictions on access or use as the Providing Party may reasonably require. The Accessing Party shall not, and shall not permit its Affiliates to, access any other data, documents, drawings or computer software, other than to such extent as may be required in order to use or receive the benefit of the Services (or as agreed between the Parties). This restriction applies to viewing, approving and modifying of data. In providing and receiving information technology Services, the Providing Party shall have the right to implement, and the Accessing Party shall agree to and abide by, reasonable processes and controls under which there will be no greater threat to the Providing Party’s information technology operating environment than would exist in the absence of the provision or receipt of such Services, including: (i) requiring adherence to the Providing Party’s standard network security agreement, other policies directed to network security and other actions as are required to comply with Law; (ii) implementing technical and administrative safeguards to protect data and information, including industry-standard virus protection software, maintaining existing environments with respect to business continuation and disaster recovery and implementing disaster recovery plans; and (iii) providing, installing and maintaining network locations and telecommunications lines and equipment required to access such locations. The Parties shall, and shall cause their respective Providers to, exercise reasonable care in providing, accessing and using the Services and Facilities to prevent access to the Services and Facilities by unauthorized Persons.

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Section 2.10 Telecommunications Matters. The Parties do not provide telecommunications Services to each other and agree not to provide telecommunications Services to each other during the term of this Agreement.

Section 2.11 Intellectual Property License.

(a)	Strictly in accordance with the terms of this Agreement and without affecting the rights and obligations of the Parties under the Master Asset Purchase Agreement and/or the Ancillary Agreements, as the case may be:

(i)	Each Recipient hereby grants to each Provider, and each Provider hereby accepts, a non-exclusive, non-transferable (subject to Section 8.07), worldwide right during the Term to access and use the Recipient Systems only to the extent necessary and for the sole purpose of performing the Provider’s obligations under this Agreement, and not for any other purpose; and

(ii)	Each Provider hereby grants to each Recipient, and each Recipient hereby accepts, a non-exclusive, non-transferable (subject to Section 8.07), worldwide right during the Term to access and use the Provider Systems only to the extent necessary and for the sole purpose of performing the Recipient’s obligations under this Agreement, and not for any other purpose.

(b)	For clarity, the limited rights to use the Recipient Systems and Provider Systems granted in this Section 2.11(a) for each of the Services will terminate at the end of the applicable Term and will under no circumstances survive the termination or expiration of this Agreement.

(c)	Subject to the limited licenses in this Section 2.11, and unless the Parties expressly agree otherwise in the schedules to this Agreement or in a separate written agreement, each Party, its respective Affiliates and Persons in its respective Group shall exclusively own any Intellectual Property that it creates, develops or invents in connection with the provision of any Services under this Agreement.

Section 2.12 Shared Contracts. The Parties do not have any shared contracts with any third party (a “Shared Contract”) and agree not to enter into any Shared Contract during the Term of this Agreement.

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ARTICLE III

COSTS AND DISBURSEMENTS

Section 3.01 Costs and Disbursements.

(a)	Each Recipient shall pay to the Provider a fee for the applicable Service or Facility as set forth therefor in the schedules, which fee shall, except as otherwise set forth in the schedules, be equal to the Provider’s calculation, based upon commercially reasonable metrics, of the actual cost (with mark-up, if necessary, to comply with applicable transfer pricing principles under Section 482 of the Internal Revenue Code and/or Section 247 of the Tax Act, as the case may be), of providing such Services or Facility to the Recipient, and with respect to an Additional Service or Additional Facility, the fee shall be the applicable Provider’s internal and external costs and expenses of providing such Additional Services or Additional Facilities (with mark-up, if necessary, to comply with applicable transfer pricing principles under Section 482 of the Internal Revenue Code and/or Section 247 of the Tax Act, as the case may be), as agreed between the Parties (each aggregate fee calculated in accordance with this provision constituting a “Service Charge” and, collectively, the “Service Charges”); provided, however, that any monthly fee for a Service or Facility not provided or made available hereunder for a full month shall be prorated for the portion of such month provided or made available. Except as set forth on a schedule hereto, and subject to Section 2.07, during the Term, the amount of a Service Charge for any Services or Facilities shall not increase, except to the extent that there is an increase after the Effective Date in the costs actually incurred by the Provider in providing such Services or Facilities as a result of (i) an increase in the rates or charges imposed by any third-party provider that is providing goods or services used by the Provider in providing the Services or Facilities (as compared to the rates or charges underlying a Service Charge), or (ii) an increase in the payroll or benefits (including any retention payments) for any personnel used by the Provider in providing the Services or Facilities. Further, except as set forth in the schedules hereto, and subject to Section 2.07, during the Term, the Recipient shall reimburse the Provider for any reasonable incremental and documented out-of-pocket expenses incurred by the Provider’s personnel in connection with performing the Services.

(b)	Each of the Parties shall deliver invoices to the other Party in accordance with the terms hereof, on a monthly basis, on or prior to the fifteenth day following the end of each succeeding month (in accordance with the terms hereof) for the duration of this Agreement (or at such other frequency as is consistent with the basis on which the Service Charges are determined) in arrears for the net Service Charges due under this Agreement, together with such supporting documentation for the costs set forth in such invoices as may reasonably be requested by the Recipient to enable the Recipient to allocate the costs set forth in such invoices. For the avoidance of doubt such invoice shall include Service Charges by the Provider without an offset of the Service Charges by the Recipient. To the extent the Service Charges owing by Ballantyne or Ballantyne Providers set forth on an invoice exceed the Service Charges owing by Strong Global or Strong Global Providers, Strong Global shall pay, or cause to be paid, to Ballantyne such net excess invoiced amount in accordance with the terms hereof. To the extent the Service Charges owing by Strong Global or Strong Global Providers set forth on an invoice exceed the Service Charges owing by Ballantyne or Ballantyne Providers, Ballantyne shall pay, or cause to be paid, to Strong Global such net excess invoiced amount in accordance with the terms hereof. Each Party shall pay, or cause to be paid, such net aggregate excess invoiced amount on a monthly basis, by wire transfer or check to the other Party (or its designees) within thirty (30) days of the end of each month; provided that (i) any Contracts that prescribe other payment terms for any other individual Service or Facility shall continue to govern under the terms of such Contracts; and (ii) to the extent consistent with past practice with respect to Services or Facilities rendered outside the United States, payments may be required in local currency. If either Party fails to pay such amount by such date, such Party shall be obligated to pay to the other Party, in addition to the amount due, a late interest payment charge calculated at the annual rate equal to the Applicable Federal Rate published by the U.S. Internal Revenue Service for such month, calculated on the basis of a year of 360 days and the actual number of days elapsed between the end of the thirty (30)-day payment period and the actual payment date, shall immediately begin to accrue and any such late payment interest charges shall become immediately due and payable in addition to the amount otherwise owed under this Agreement.

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Section 3.02 No Right to Set-Off. Except as provided in Section 3.01(b), no Party shall be permitted to set-off, counterclaim or otherwise withhold any amount owed to the other Party under this Agreement on account of any obligation owed by the other Party that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that each Party shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by the other Party under this Agreement.

Section 3.03 Taxes. The Service Charges charged under this Agreement are exclusive of any sales, use, value added, goods and services or similar taxes (“Sales Taxes”) that may be imposed in connection with the Services or Facilities provided hereunder. In addition to the Service Charges, the Recipient: (i) shall be responsible for and shall pay the Provider for any Sales Taxes imposed in connection with any Services or Facilities provided to the Recipient hereunder, and/or (ii) shall reimburse the Provider for any Sales Taxes incurred by the Provider in connection with any Services or Facilities (but only to the extent the Recipient is unable to recover such Sales Taxes by claiming an exemption, input tax credits, or other for recovery available in the ordinary course); provided that the Recipient shall not be obligated to reimburse the Provider for such Sales Taxes if, and to the extent that, the Recipient has provided valid certificates or other applicable documentation that would eliminate the obligation of the Provider to collect and/or pay such Sales Taxes under Law; provided further, that the Provider shall identify separately, state on the invoice therefor, properly and timely collect from the Recipient, and remit as required by Law any such Sales Taxes, and shall provide an invoice for goods and services tax or other value added tax, which invoice shall include such information as is prescribed to permit the Recipient to claim input tax credits for such goods and services tax or value added tax; and provided further, that each of the Recipient and the Provider shall be responsible for (a) any real or personal property Taxes on property it owns or leases; (b) franchise, margin, privilege and similar Taxes on its business; (c) the employment Taxes, income tax deductions, or contributions or premiums, imposed on it or required from it with respect to its employees; and (d) Taxes based on its income, gross receipts or capital. Each Party shall cooperate and take any reasonably requested action in order to minimize any Sales Taxes, including providing any applicable sales and use Tax exemption certificates or other documentation necessary to support the characterization of Services and Facilities and any available explicit exemptions. Each Party agrees to provide to the other such information and data as reasonably requested from time to time and, at the request and expense of the requesting party, to fully cooperate, in connection with (i) the reporting of any Sales Taxes applicable to the Services; (ii) any audit relating to any such Sales Taxes; or (iii) any assessment, refund, claim or proceeding relating to any such Sales Taxes. The Recipient shall control any audit assessment, refund, claim, or proceeding in relation to such Sales Taxes. Each Recipient shall be entitled to deduct or withhold from any amount payable to each Provider under this Agreement such amount as that Recipient, acting reasonably, is required to be deducted or withheld with respect to such payment under the Tax Act, the Internal Revenue Code, or any provision of any applicable federal, provincial, state, local, or foreign Tax Law. Any amount so deducted or withheld any amounts otherwise due and payable to the Provider pursuant to this Agreement shall be timely remitted to the applicable taxing authority to the extent required by applicable Law and shall be treated for all purposes of this Agreement as having been paid to the relevant Person in respect of which such withholding was made.

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Section 3.04 Records and Audits.

(a)	Each Party shall, in accordance with applicable Law, maintain complete and accurate records of all books, records, receipts, invoices, reports, and other documents and information relating to the Services and Facilities provided under this Agreement in accordance with its standard accounting practices and procedures. The Provider shall retain such books, records, receipts, invoices and other documents and information and make them reasonably available, during ordinary business hours, to the Recipient and its auditors for a period of three (3) years from the close of each fiscal year of the Provider during which Services or Facilities were provided (or for such longer period, if required under applicable provisions of the Internal Revenue Code or the Tax Act), for the purposes of verifying invoices submitted with respect to the provision of Services and Facilities or in connection with an external audit of the Recipient. As and when so reasonably requested by the Recipient for purposes of verifying invoices submitted to Recipient pursuant to Section 3.01, in connection with an external audit of the Recipient, or by a Governmental Entity, the Provider will permit an inspection wherein the Provider will (a) make books and records concerning such invoices and the Services and Facilities available for inspection by such Persons as the Recipient designates as its authorized representatives; and (b) give Recipient’s authorized representatives reasonable access during regular business hours to facilities, officers, employees and other representatives of the Provider. If a third-party audit conducted by the Recipient determines that the Provider has overcharged the Recipient for Services or Facilities, Provider promptly will credit (or, if the Provider has ceased providing the relevant Services or Facilities such that the Recipient could not reasonably be expected to consume the credit balance under this Agreement, then the Provider promptly will refund) the Recipient for the amount of the overcharge. The costs of the audit will be borne by the Recipient, and upon request the audit may be made available to the Provider. In recognition that audits are disruptive and should be avoided if possible, audits shall be performed (x) in a manner that will not unreasonably interfere with the normal business operations of the Provider and otherwise with a minimum of disruption and (y) no more than once for each given Service.

(b)	With respect to each Service, unless otherwise requested in writing by the Recipient, for the duration that each Service is provided under this Agreement: (i) the Provider will continue to operate the controls and perform the corresponding testing for such Service in the same manner as is performed as of the date of this Agreement; and (ii) the Provider will ensure the Recipient specific transaction remain in testing populations for Service applicable controls, such that transactions will be eligible for selection and testing by the internal audit function in respect of the Sarbanes-Oxley Act of 2002. The Provider will promptly notify the Recipient of any control deficiencies or changes to controls. In the event that the Provider reasonably determines that look-back procedures will be required for audit testing exceptions, the Provider will provide the Recipient a reasonable opportunity to evaluate the impact of such procedures.

Section 3.05 Uses of Services. No Recipient shall resell any Services to any Person whatsoever or permit the use of the Services by any Person other than a Person in its respective Group, an Affiliate, or in connection with such Recipient’s operation of its Business substantially as conducted during the term of this Agreement.

Section 3.06 Provision of Services. With respect to any Service, a Provider may, upon ten business days’ prior written notice to the applicable Recipient, (i) outsource such Service to a third-party provider; (ii) in-source such Service being provided by a third-party provider; (iii) replace a third-party provider of such Service with a new third-party provider; or (iv) terminate or renegotiate the material terms of an agreement pursuant to which a third-party provider shall provide such Service; provided, that (x) the terms (including pricing) pursuant to which such Service will be provided shall be on terms no less favorable to the Recipient than those set forth in the schedules hereto and (y) with respect to clauses (i) and (iii), (A) such third party is in the business of providing such Service, and (B) such Provider shall notify each third-party provider performing any Service for the applicable Recipients of the confidentiality restrictions set forth herein and shall cause such third-party provider to comply with confidentiality restrictions at least as stringent as those set forth herein.

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ARTICLE IV

WARRANTIES AND COMPLIANCE

Section 4.01 Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that the Services and Facilities are provided as-is, that the Recipients assume all risks and liability (“Liability”) arising from or relating to its use of and reliance upon the Services and the Facilities and each Party and their respective Providers make no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY AND THEIR RESPECTIVE PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES AND THE FACILITIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES AND FACILITIES FOR A PARTICULAR PURPOSE.

Section 4.02 Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED OBLIGATION OR WARRANTY OF THE SERVICES THAT COULD BE CONSTRUED TO REQUIRE PROVIDER TO DELIVER SERVICES OR FACILITIES HEREUNDER IN SUCH A MANNER TO ALLOW A RECIPIENT TO ITSELF COMPLY WITH ANY LAW APPLICABLE TO THE ACTIONS OR FUNCTIONS OF THE RECIPIENT.

ARTICLE V

LIABILITY AND INDEMNIFICATION

Section 5.01 Limitation of Liability.

(a)	NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT (BUT WITHOUT LIMITING SECTION 5.02 OR SECTION 5.03), NEITHER PARTY NOR ANY MEMBER OF ITS GROUP SHALL HAVE ANY OBLIGATION OR LIABILITY TO THE OTHER WITH RESPECT TO THE MATTERS CONTEMPLATED BY THIS AGREEMENT, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY), TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR OPPORTUNITY COSTS, WHETHER FORESEEABLE OR NOT, EXCEPT, IN EACH CASE, TO THE EXTENT ASSESSED IN CONNECTION WITH (I) A THIRD PARTY CLAIM WITH RESPECT TO WHICH A PERSON AGAINST WHICH SUCH DAMAGES ARE ASSESSED IS ENTITLED TO INDEMNIFICATION HEREUNDER; OR (II) SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b)	IN NO EVENT SHALL THE AGGREGATE LIABILITY OF THE PROVIDER UNDER OR WITH RESPECT TO THIS AGREEMENT EXCEED THE GREATER OF (I) THE TOTAL AMOUNT PAID TO THE PROVIDER UNDER THIS AGREEMENT FOR THE PROVISION OF THE SERVICES AND FACILITIES DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE ON WHICH SUCH INDEMNITY OBLIGATION AROSE; (II) THE INCREMENTAL COST OF SUCH PARTY PERFORMING OR OBTAINING THE SERVICE OR FACILITY; OR (III) THE INCREMENTAL COST OF SUCH PARTY OBTAINING THE SERVICE OR FACILITY FROM A THIRD PARTY.

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Section 5.02 Indemnification.

(a)	Subject to the limitations set forth in Section 5.01, each Party, in its capacity as a Provider and on behalf of each member of its Group in its capacity as a Provider, shall indemnify, defend, and hold harmless the other Party, in its capacity as a Recipient and each member of the other Party’s Group (the “Recipient Indemnitees”) from and against any and all Indemnifiable Losses of the Recipient Indemnitees to the extent based upon, related to, arising out of or otherwise in connection with any Services or Facilities provided by the Provider Group to the extent such Indemnifiable Losses result from or arise out of the Provider Group’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services or Facilities or (iii) gross negligence, recklessness or willful misconduct.

(b)	Subject to the limitations set forth in Section 5.01, each Party, in its capacity as a Recipient and on behalf of each member of its Group in its capacity as a Recipient, shall indemnify, defend and hold harmless the other Party, in its capacity as Provider and each member of the other Party’s Group (the “Provider Indemnitees”) from and against all Indemnifiable Losses of the Provider Indemnitees except to the extent such Indemnifiable Losses are based upon, related to, result from or arise out of the Provider Group’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services or Facilities, or (iii) gross negligence, recklessness or willful misconduct.

(c)	The provisions of Section 5.02(a) and Section 5.02(b) shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Provider Indemnitees and the Recipient Indemnitees, as applicable, for any Indemnifiable Losses, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement.

Section 5.03 Indemnification Procedures.

(a)	Direct Claims. Other than with respect to Third Party Claims (as defined below), which shall be governed by Section 5.03(b), each Ballantyne indemnitee and Strong Global indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, the Party which is or may be required pursuant to this Article V (the “Indemnifying Party”), within forty-five (45) days of such determination, stating in such written notice the amount of the Indemnifiable Loss claimed, if known, and, to the extent practicable, method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of a notice under this Section 5.03(a) within which to respond thereto. If the Indemnifying Party fails to respond within such period, the Liability specified in such notice from the Indemnitee shall be conclusively determined to be a Liability of the Indemnifying Party hereunder. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Section 8.14.

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(b)	Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a member of the Ballantyne Group or the Strong Global Group (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Indemnifying Party in writing (which notice obligation may be satisfied by providing copies of all notices and documents received by the Indemnitee relating to the Third Party Claim), and in reasonable detail, of the Third Party Claim promptly (and in any event within the earlier of (x) forty-five (45) days or (y) two (2) business days prior to the final date of the applicable response period under such Third Party Claim) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) business days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c)	The Indemnifying Party shall be entitled, if it so chooses, to assume the defense thereof, and if it does not assume the defense of such Third Party Claim, to participate in the defense of any Third Party Claim in accordance with the terms of Section 5.04 at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the Indemnitee, within thirty (30) days of the receipt of an indemnification notice from such Indemnitee; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) seeks injunctive, equitable or other relief other than monetary damages (provided that such Indemnitee shall reasonably cooperate with the Indemnifying Party, at the request of the Indemnifying Party, in seeking to separate any such claims from any related claim from any monetary damages if this clause (x) is the sole reason that such Third Party Claim is a Non-Assumable Third Party Claim), (y) is an action by a Governmental Entity, or (z) involves an allegation of a criminal violation (any of clauses (x), (y) and (z), a “Non-Assumable Third Party Claim”). In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter. In the event the Indemnifying Party exercises the right to assume and control the defense of a third party, (1) the Indemnifying Party shall keep the Indemnitees(s) apprised of all material developments in such defense, (2) the Indemnifying Party shall not withdraw from the defense of such Third Party Claim without providing advance notice to the Indemnitee(s) reasonably sufficient to allow the Indemnitee(s) to prepare to assume the defense of such Third Party Claim, and (3) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently, including the posting of bonds or other security in connection with the defense of such Third Party Claims.

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(d)	Other than in the case of a Non-Assumable Third Party Claim, if an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the period specified in this Section 5.03 or if the Indemnifying Party fails to actively and diligently defend the Third Party Claim, such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying Party’s expense, and make available to the Indemnitee, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnitee.

(e)	No Indemnitee may admit any liability with respect to, consent to the entry of any judgement of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. No Indemnified Party shall admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgement (i) completely and unconditionally releases the Indemnitee in connection with such matter, (ii) provides relief consisting solely of money damages borne by the Indemnifying Party and (iii) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.

(f)	Absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article V shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article V against any Indemnifying Party.

(g)	The provisions of this Article V shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 5.03 to give a notice with respect to any Third Party Claim that exists as of the Effective Date. The Parties acknowledge that Liabilities for actions (regardless of the parties to the actions) may be partly Ballantyne Liabilities and partly Strong Global Liabilities. If the Parties cannot agree on the allocation of any such Liabilities for actions, they shall resolve the matter pursuant to the procedures set forth in Section 8.14. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in an action in which a Third Party Claim is being resolved.

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Section 5.04 Cooperation in Defense and Settlement.

(a)	With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request and at such Party’s own expense, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 5.04(a) shall derogate from any Party’s rights to control the defense of any action in accordance with Section 5.03.

(b)	Each of Ballantyne and Strong Global agrees that at all times from and after the Effective Date, if an action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such action is otherwise not a Liability allocated to such named Party under this Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such action, as soon as reasonably practicable.

Section 5.05 Indemnification Payments. Indemnification required by this Article V shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 5.06 Contribution. If the indemnification provided for in this Article V is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 5.03(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 5.06, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Strong Global and each other member of the Strong Global Group, on the one hand, and Ballantyne and each other member of the Ballantyne Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. With respect to any Indemnifiable Losses arising out of or related to information contained in securities law filings, the relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact relates to information supplied by the Strong Global Business of a member of the Strong Global Group, on the one hand, or the Ballantyne Business or a member of the Ballantyne Group, on the other hand.

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ARTICLE VI

TERMINATION

Section 6.01 Termination.

(a)	This Agreement may be terminated by a Party then not in breach of its obligations hereunder if the other Party is in material breach of this Agreement (unless the occurrence or materiality of such breach is subject to a good faith dispute between the Parties) and such breach is not corrected within thirty (30) days of a written notice of such breach from the non-breaching Party.

(b)	Without prejudice to any rights with respect to a Force Majeure:

(i)	a Recipient may from time to time terminate this Agreement with respect to any Service or Facility: (A) for any reason or no reason upon providing at least thirty (30) days’ prior written notice of such termination to the Provider (unless a shorter or longer notice period is specified in the schedules to this Agreement or in a third party agreement to provide Services or Facilities) or (B) if the Provider has failed to perform any of its material obligations under this Agreement with respect to such Service or Facility, and such failure shall continue uncured for a period of thirty (30) days after receipt by the Provider of written notice of such failure (unless such failure is subject to a good faith dispute between the Parties); or

(ii)	a Provider may terminate this Agreement with respect to one or more Services or Facilities, in whole but not in part, at any time upon providing at least ten (10) days’ prior written notice to the Recipient, if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services or Facilities, and such failure shall continue uncured for a period of thirty (30) days after receipt by Recipient of a written notice of such failure (unless such failure is subject to a good faith dispute between the Parties). The relevant schedule shall be updated to reflect any terminated Service or Facility. In the event that the effective date of the termination of any Service or Facility is a day other than at the end of a month, the Service Charge associated with such Service or Facility shall be pro-rated accordingly.

(c)	Except as may be provided in the schedules to the Agreement, no advance notice shall be required to terminate any Service or Facility in connection with the expiration of the Service or Facility as set forth in the schedules to this Agreement.

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Section 6.02 Effect of Termination.

(a)	Upon termination of any Service or Facility in accordance with the terms of this Agreement, the Provider shall have no further obligation to provide the terminated Service or Facility, and the Recipient shall have no obligation to pay any Service Charges relating to any such Service or Facility; provided that the Recipient shall remain obligated to the Provider for the Service Charges owed and payable in respect of Services or Facilities provided prior to the effective date of termination; provided further, that to the extent costs and expenses are incurred by a Provider in connection with Recipient’s request to terminate or reduce Services or Facilities, the Recipient shall be obligated to pay for costs resulting from termination or reduction.

(b)	The Parties acknowledge and agree that (a) there may be interdependencies among the Services and Facilities being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service or Facility that a Party is seeking to terminate or reduce and (ii) a Party’s ability to provide or receive a particular Service or Facility would be adversely affected by the termination or suspension of another Service or Facility; and (c) if such interdependencies exist, the Parties shall negotiate in good faith to amend any such impacted Services or Facilities, which amendment shall be consistent with the terms of comparable Services or Facilities.

(c)	In connection with the termination of any Service or Facility, the provisions of this Agreement not relating solely to such terminated Service or Facility shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article IV, Article V, this Article VI, Article VII, Article VIII, and Liability for all due and unpaid Service Charges shall continue to survive indefinitely.

Section 6.03 Force Majeure.

(a)	No Party (or any Person acting on its behalf) shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care of the Services and/or Facilities provided by the Provider after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides prior thereto. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.

(b)	If, as a result of a Force Majeure, a suspension of Services or Facilities shall continue or be expected to continue for a period of at least thirty (30) days, during the period thereof, the Recipient shall be (i) entitled to seek at Recipient’s cost an alternative provider of such Services or Facilities, (ii) entitled to permanently terminate such Services or Facilities and (iii) relieved of the obligation to pay Service Charges for the provision of such Services or Facilities throughout the duration of such Force Majeure and, in the event of termination, thereafter. If, as a result of a Force Majeure, a suspension of Services or Facilities shall continue or be expected to continue for a period of at least thirty (30) days, during the period thereof, the Provider shall be entitled to permanently terminate such Services or Facilities.

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ARTICLE VII

MANAGEMENT AND CONTROL

Section 7.01 Cooperation.

(a)	During the Term, each Party shall use its commercially reasonable efforts to cooperate with the other Party with respect to the provision of Services and Facilities and in responding to such the other Party’s reasonable requests for information related thereto. Neither Party shall knowingly take, directly or indirectly, any action which would substantially interfere with or increase the cost to the other Party of providing, receiving, accessing or enjoying the use of any of the Services or Facilities. Without limiting the foregoing, each Party shall provide the other Party (upon a showing of legitimate business purpose) with reasonable access to records and personnel related to the Services and Facilities.

(b)	To the extent the Parties or a member of their respective Group have entered into any third-party Contracts in connection with any of the Services or Facilities, the Recipient shall comply with the terms of such Contracts to the extent consistent with the terms of this Agreement.

Section 7.02 Required Consents, Licenses or Approvals. Each Party, as a Provider, shall use commercially reasonable efforts to obtain any and all third party consents, licenses or approvals necessary or advisable to allow such Party to provide the Services and Facilities; provided, however, that the costs of such consents, licenses or approvals shall be paid by the Recipient. Each Party shall provide written evidence of receipt of any required consents, licenses or approvals to the other Party upon such other Party’s request. If, with respect to a Service or Facility, the Parties, despite their efforts, are unable to obtain such required consents, licenses or approvals, the Provider will, at Recipient’s expense, use commercially reasonable efforts to perform the Service or provide the Facility in a manner that does not require such consents, licenses or approvals.

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Section 7.03 Personnel.

(a)	The Provider of any Service or Facility shall make available to the Recipient of such Service or Facility such personnel as may be reasonably necessary to provide such Service or Facility, in accordance with such Provider’s standard business practices. The Provider shall have the right, in its reasonable discretion, to (i) designate which personnel it will assign to provide such Service or Facility, and (ii) remove and replace such personnel at any time.

(b)	The Provider of any Service or Facility shall be solely responsible for all salary, employment and other benefits of and Liabilities relating to the employment or contracting of Persons employed or contracted by such Provider. In performing their respective duties hereunder, all employees and other representatives of a Provider shall be under the sole direction, control and supervision of such Provider, and such Provider shall have the sole right to exercise all authority with respect to such Persons (including the termination, assignment and compensation thereof).

Section 7.04 No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party acting as an agent of another unaffiliated party in the conduct of such other party’s Business. Each Party shall act as an independent contractor and not as the agent of the other Party in performing its obligations under this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Treatment of Confidential Information.

(a)	Notwithstanding any termination of this Agreement, , each of Ballantyne and Strong Global shall hold, and shall cause members of their respective Groups and their officers, employees, agents, consultants and advisors to hold, in strict confidence (and not to disclose or release or, except as otherwise permitted by this Agreement, use, including for any ongoing or future commercial purpose, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law)), any and all Confidential Information concerning or belonging to the other Party or its Group; provided that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information or auditing and other non-commercial purposes and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Entity that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against any other Party or in respect of claims by one Party against the other Party brought in a proceeding, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or tax returns, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement, or (vi) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a third party pursuant to clause (ii), (iii), or (v) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

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(b)	Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the Ballantyne Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Date, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c)	Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that applies to Ballantyne’s confidential and proprietary information pursuant to policies in effect as of the Effective Date and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Date may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the Strong Global Business (in the case of the Strong Global Group) or the Ballantyne Business (in the case of the Ballantyne Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement; and may only be shared with additional officers, employees, agents, consultants and advisors of such Party on a need-to-know basis exclusively with regard to such specified use; provided, further that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 8.01(a).

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(d)	The Parties agree that irreparable damage may occur in the event that the provisions of this Section 8.01 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e)	Each Party shall comply in all material respects with all applicable state, federal and foreign import-export and privacy, security and data protection Laws that are or that may in the future be applicable to the provision of Services or Facilities hereunder.

Section 8.02 Entire Agreement; Construction. This Agreement, including the schedules, and the Master Asset Purchase Agreement and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any schedule hereto, the schedule shall prevail.

Section 8.03 Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 8.04 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.04):

To Ballantyne:

FG Group Holdings Inc.

5960 Fairview Road, Suite 275

Charlotte, North Carolina, 28210

Attn: Mark Roberson

Email: mark.roberson@fg.group

To Strong Global:

Strong Global Entertainment, Inc.

5960 Fairview Road, Suite 275

Charlotte, North Carolina, 28210

Attn: Mark Roberson

Email: mark.roberson@fg.group

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Section 8.05 Amendments; Consents; Waivers. No amendment or other modification of this Agreement or any schedule hereto shall be effective unless in a writing signed and delivered by both Parties hereto. Any consent or waiver required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent or waiver and shall be effective only against such Party (and its Group).

Section 8.06 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) a Subsidiary of a Party, or (ii) a bona fide unaffiliated third party in connection with a Change of Control of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or otherwise; provided however that, unless otherwise agreed by the non-assigning Party or in connection with a Change of Control of a Party as described above, no assignment permitted by this Section 8.06 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement.

Section 8.07 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 8.08 Payment Terms. Without the consent of the party receiving any payment under this Agreement specifying otherwise, and except as contemplated in Section 3.01(b), all payments to be made by either Ballantyne or Strong Global under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg, or such other published exchange rate, as may be agreed by the Parties, or as may be required to be used under applicable provisions of the Internal Revenue Code and/or the Tax Act, as the case may be.

Section 8.09 Affiliates. Each of the Parties shall cause to be performed, all actions, agreements and obligations set forth herein to be performed by such Party or any Affiliate of such Party or by any entity that becomes an Affiliate of such Party at and after the Effective Date, to the extent such Affiliate remains an Affiliate of the applicable Party.

Section 8.10 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and Persons in their respective Groups and should not be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

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Section 8.11 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 8.12 Schedules. The schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 8.13 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

Section 8.14 Dispute Resolution.

(a)	Negotiation and Arbitration. In the event of a controversy, dispute or action between the Parties arising out of, in connection with, or in relation to this Agreement or any of the transactions contemplated hereby or thereby, including with respect to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement or the transactions contemplated hereby or thereby, and including any action based on contract, tort, statute or constitution, including the arbitrability of such controversy, dispute or action and any controversy, dispute or action (a “Dispute”), the following provisions shall apply, unless expressly specified herein.

(b)	Negotiations.

(i)	(A) either Party may deliver written notice of a Dispute (a “Dispute Notice”) and (B) the general counsels of the Parties (and/or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties in writing shall thereupon negotiate for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed sixty (60) days from the date of receipt of the Dispute Notice (the “Negotiation Period”).

(ii)	With respect to the subject Dispute, in the event of any arbitration in accordance with this Section 8.14, the Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved.

(iii)	All offers, promises, conduct and statements, whether oral or written, made in the course of the discussions and negotiations related to the relevant Negotiation Period by any of the Parties (or the other members of their respective Group), their respective agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties (or any other member of a Group), and, in any action, shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state or foreign rule and evidence of such discussions shall not be admissible in any future action between the Parties and any member of their respective and/or any Indemnitee, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or discussion.

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(c)	Arbitration. If the Dispute has not been resolved for any reason as of the expiration of the applicable Negotiation Period, such Dispute shall be submitted to final and binding arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA” ) then in effect (the “Rules”), except as modified herein.

(i)	The arbitration shall be conducted by an arbitral panel (the “Arbitral Panel”) consisting of three members whenever the amount in controversy exceeds $3,000,000 in principal amount, and by only one arbitrator for any lesser sum. In the instance where a three-person Arbitral Panel is used, the claimant shall appoint one arbitrator in its demand for arbitration and the respondent shall appoint one arbitrator within twenty-one (21) days after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Panel, shall be jointly appointed by the two party-nominated arbitrators within twenty-one (21) days of the appointment of the second arbitrator. In the event of an instance where a one-person Arbitral Panel is used, the arbitrator shall be appointed by the AAA in accordance with its Rules. Any arbitrator not timely appointed by the Parties shall be appointed by the AAA according to its Rules.

(ii)	In resolving any Dispute to the extent it involves contractual issues under this Agreement the arbitrator(s) shall apply the governing law specified in this Agreement.

(iii)	For the avoidance of doubt, by submitting their dispute to arbitration under the Rules, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the Arbitral Panel, and the procedural conditions for arbitration, shall be finally and solely determined by the Arbitral Panel.

(iv)	The Arbitral Panel shall be entitled, if appropriate, to award any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief that is in accordance with the terms of this Agreement; provided, however, that the Arbitral Panel shall have no authority or power to (i) limit, expand, alter, modify, revoke or suspend any condition or provision of this Agreement, nor any right or power to award punitive, exemplary, treble or similar damages, or (ii) review, resolve or adjudicate, or render any award or grant any relief in respect of, any issue, matter, claim or Dispute other than the specific Dispute or Disputes submitted by the Parties to such Arbitral Panel for final and binding arbitration, including any Disputes consolidated therewith in accordance with Section 8.14(c)(ix).

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(vi)	The Parties agree to engage in full disclosure of all related documents and evidence (electronic or otherwise, including email, text, and similar writings) related to the Dispute. There shall otherwise be no discovery pursuant to rules providing for same in certain states or nations. Any failure to fully disclose shall result in a negative inference being taken by the arbitrator(s) against the party failing to disclose said evidence or documents. Testimony by any witness during a merits or interim relief hearing shall be taken on examination, in the first instance, by way of a declaration provided to the arbitrator(s) and the opposing party in advance of said hearing on a schedule imposed by the arbitrator(s).

(vii)	The Arbitral Panel (and, if applicable, Emergency Arbitrator (as defined below)) shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Panel; or (B) prior to the constitution of the Arbitral Panel, an emergency arbitrator appointed in the manner provided for in the Rules (an “Emergency Arbitrator”). Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that (i) the Arbitral Panel shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator, and the Arbitral Panel shall apply a de novo standard of review to the factual and legal findings of the Emergency Arbitrator and conduct any such proceeding with respect to the actions of the Emergency Arbitrator on an expedited basis; and (ii) in the event an Emergency Arbitrator or the Arbitral Panel issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction. For the avoidance of doubt, any Party may appeal any Decision on Interim Relief determined by any Emergency Arbitrator to an Arbitral Panel; provided that, such Decision on Interim Relief shall remain enforceable from and after any such appeal, unless and until the Decision on Interim Relief is vacated or modified by the Arbitral Panel.

(viii)	The Arbitral Panel shall have the power to allocate the costs and fees of the arbitration (including reasonable attorney’s fees and costs) and the costs and fees addressed in the rules between the Parties in the manner it deems fit with a purpose to substantially defray the costs and attorney’s fees incurred by the prevailing party.

(ix)	The Arbitral Panel may, if requested by a Party, consolidate the arbitration with any other arbitration (A) if the other arbitration involves another Dispute arising under either this Agreement, provided the Arbitral Panel is satisfied such other dispute involves common factual issues, or (B) with the prior written consent of all parties engaged in such arbitrations. Such consolidated arbitration shall be determined by the Arbitral Panel appointed for the arbitration proceeding that was commenced first in time, unless otherwise agreed in writing by all parties engaged in such arbitration.

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(d)	Confidentiality. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the Parties or permitted by this Agreement, the Parties shall keep, and shall cause the members of their Group to keep, confidential all matters relating to the arbitration (including the existence of the proceeding and all of its elements and including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions) or the award, and any negotiations, conferences and discussions pursuant to this Section 8.14 shall be treated as compromise and settlement negotiations; provided that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this Section 8.14 or the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or the rules of any stock exchange on which a Party securities may be listed. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. In the event any Party makes application to any court in connection with this Section 8.14(d) (including any proceedings to enforce a final award or any Interim Relief), that Party, as applicable, shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Panel or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party notice of such challenge as promptly as practicable.

(e)	Sole and Exclusive Remedy. Arbitration under this Section 8.14 shall be the sole and exclusive remedy for any Dispute, and any award rendered thereby shall be final and binding upon the Parties as from the date rendered. Judgment on the award rendered by the Arbitral Panel may be entered in any court having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its Assets.

(f)	Service of Process. In the event any proceeding is brought in any court of competent jurisdiction to enforce the dispute resolutions provisions of this Section 8.14 to obtain relief as described in this Section 8.14, or to enforce any award, relief or decision issued by an Arbitral Tribunal, each Party irrevocably consents to the service of process in any action by mailing of copies of the process to the Parties as provided in Section 8.04. Service effected as provided in this manner will become effective five (5) days after the mailing of the process.

(g)	Waiver of Jury Trial. EACH OF BALLANTYNE AND STRONG GLOBAL HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF BALLANTYNE AND STRONG GLOBAL CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY TO THIS AGREEMENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF BALLANTYNE AND STRONG GLOBAL UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF BALLANTYNE AND STRONG GLOBAL MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF BALLANTYNE AND STRONG GLOBAL HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

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(h)	Treatment of Arbitration. The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall be deemed confidential, and shall not be disclosed beyond the Arbitral Panel, the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 8.14(h) (including any proceedings to enforce a final award or any Interim Relief), that party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Panel or Emergency Arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

(i)	Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 8.14 with respect to all matters not subject to such dispute resolution.

(j)	Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator(s) appointed for the arbitration proceeding that was commenced first in time, and affirmed by the Arbitration Tribunal in the instance of each arbitration thereby being consolidated.

Section 8.15 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.16 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. References to “dollar” or “$” contained herein are to United States Dollars (unless otherwise specified).

Section 8.17 No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Signature Page Follows.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

FG GROUP HOLDINGS INC.

By:	/s/ Mark D. Roberson
Name:	Mark D. Roberson
Title:	Chief Executive Officer

STRONG GLOBAL ENTERTAINMENT, INC.

By:	/s/ Mark D. Roberson
Name:	Mark D. Roberson
Title:	Chief Executive Officer

Schedule A

Services and Facilities of Ballantyne

The following are the Services to be provided by Ballantyne to Strong Global:

[***]

The following are the Facilities to be provided by Ballantyne to STS:

[***]

1-A

Schedule B

Services and Facilities of Strong Global

The following are the Services to be provided by Strong Global to Ballantyne:

[***]

The following are the Facilities to be provided by Strong Global to Ballantyne:

[***]

1-C